The Bear Stearns Companies Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

Contact:	Elizabeth Ventura	(212) 272-9251
John Quinn	(212) 272-5934

BEAR STEARNS DECLARES QUARTERLY CASH DIVIDEND

ON COMMON AND PREFERRED SHARES

NEW YORK – March 22, 2007 – The Board of Directors of The Bear Stearns Companies Inc. (NYSE:BSC) declared a regular, quarterly cash dividend of 32 cents per share on the outstanding shares of common stock, payable April 27, 2007, to stockholders of record on April 17, 2007.

The Board of Directors of The Bear Stearns Companies Inc. declared the following regular quarterly dividends: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% Cumulative Preferred Stock, Series E (which is equivalent to 76.875 cents per related depositary share); (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% Cumulative Preferred Stock, Series F (which is equivalent to 71.50 cents per related depositary share); and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% Cumulative Preferred Stock, Series G (which is equivalent to 68.625 cents per related depositary share) all payable April 15, 2007 to stockholders of record on March 30, 2007.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company’s core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 14,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s web site at www.bearstearns.com.